Exhibit 99.3

MAY 08, 2012 / 9:00PM GMT, PRSS – Q1 2012 CAFEPRESS INC EARNINGS CONFERENCE CALL

CORPORATE PARTICIPANTS

Alex Wellins The Blueshirt Group—IR

Bob Marino CafePress Inc.—CEO

Monica Johnson CafePress Inc.—CFO

CONFERENCE CALL PARTICIPANTS

Doug Anmuth JPMorgan—Analyst

Kevin Gobelman Cohen & Company—Analyst

Aaron Kessler Raymond James—Analyst

Youssef Squali Jefferies & Company—Analyst

Shawn Milne Janney Capital Markets—Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen. Thank you for standing by. Welcome to the CafePress First Quarter 2012 Earnings Conference Call. During today’s presentation, all parties will be announced in a listen-only mode. Following the presentation it will be open for questions.

(Operator Instructions)

This conference is being recorded today, May 8, 2012. I would now like to turn the conference over to Alex Wellins of The Blueshirt Group. Go ahead, sir.

Alex Wellins — The Blueshirt Group — IR

Thank you for joining us on today’s call. This call is being broadcast live over the web and can be accessed on the Investor Relations page at CafePress’s website at cafepressinc.com. With me on today’s call are Café Press’s CEO Bob Marino and CFO Monica Johnson. During the course of this conference call management may make projections or other forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected.

You are cautioned not to place undue reliance on the forward-looking statements which speak only to the date of this call. A detailed discussion of the material factors that may cause results to differ from the statements made can be found, for example, in the risk factors section at CafePress’s filings with the Securities and Exchange Commission. Certain supplemental financial measures may be used on this call, such as adjusted EBIDA and Non-Gap Operating Income are expressed on a non-gap basis.

Definitions and calculations of these financial measures and in the cases of adjusted EBIDA and non-gap operating income, a gap-to-non-gap reconciliation can be found in our Earnings Release. These financial measures are not intended to replace any gap-financial measures. You should rely primarily on our gap results and adjusted EBIDA, and non-gap operating income only as a supplement to our gap results. With that said, I’ll turn the call over to Bob Marino. Bob—

Bob Marino — CafePress Inc. — CEO

Thanks Alex. I’d like to thank everyone for joining us today. We’re excited to begin our journey as a public company and to conduct our first earnings call. Given that this is our first call, and that many of you did not get no CafePress fully, I will provide a somewhat more detailed overview of the business and strategies than I might in future calls.

I will also cover some of the business highlights we addressed on our IPO Roadshow before reviewing the progress we’ve made in Q1. Monica will follow my comments with our financial overview, and then together we will address your questions.

CafePress is an on-demand platform enabling customers worldwide to create, buy and sell customized and personalized products. These products are unique and custom for each order. We make a unit of one product and do so profitably and at a very large scale. We are The World’s Customization EngineTM and we strive to exceed customer expectations on speed of delivery, price and quality.

The vast majority of our products are a massive library of user-generated content. Our many millions of members contribute designs that comprise a long tail of content. There is something for everyone. Our community rapidly contributes content and surfaces newsworthy trends in real time, making CafePress a cultural barometer. No one person knows everything that humankind may want so we turn to humankind itself to fill our retail shelves with over 300 million products. These products range from the very popular such as Romney and Obama gear, both pro and anti, to the long tail demand such as robots and donuts on a clock, and everything in between.

In 2011 we had a 130,000 design submissions each week keeping our content library fresh, topical and viral. CafePress is a trusted brand partner to licensed content owners such as Lionsgate, the studio that brought the popular hit “The Hunger Games” to the screen, the ABC television network, and many more. These deals represent the next generation of content licensing as these partners allow us to harness the talent of our community to produce exclusive (inaudible) merchandise in support of these properties.

We are an e-commerce company. CafePress Inc. operated websites including CafePress, CanvasOnDemand, GreatBigCanvas, InvitationBox, Imagekind, and our newest property Logosportswear.com. CafePress also powers over three million shops for independent shopkeepers ranging from the very large brands, such as Urban Outfitters, to smaller shops created by weekend entrepreneurs. This allows them to bring a unique custom product solution to their audience. As a result, CafePress can win everywhere e-commerce occurs.

Proprietary technology at the front end, our web operations, and the back end, our manufacturing and distribution system, comprises a platform that was created and perfected through years of invention and experience. This platform now handles more than 400 base goods the blank products we decorate. And this number grows each year.

We stand alone in our ability to market long tail items like those robot and donut clocks and produce them efficiently, affordably, and beautifully. Also included in the 400 customizable base goods are brand name products including sig bottles, thermos containers, Tom Tom navigation units, and many more.

The unique ability of CafePress to market and then manufacture their one-of-a-kind products allows for sufficient customer acquisition. Our keyword universe stands at over 15 million turns and continuously grows thanks to proprietary software we have created to manage our SEL and SEM efforts.

We are experts at driving traffic from a wide variety of sources. For example, Facebook is currently our largest and fastest-growing source of referral traffic. During Q1 we ran a very novel and successful Hunger Games promotion. Fans visiting the Hunger Games Facebook page were able to create and get one-of-a-kind ID cards containing the photos and personal information that they have shared. Not only did this program deliver a viral phenomenon that the light (inaudible) it also exposed them to everything CafePress has to offer.

We’re a metric-focused business and have extensive proprietary systems that monitor our site 24/7. We have real-time insight into the key elements of our business, enabling us to control levers that drive our results. Monica will discuss some of these in greater detail in just a few moments.

Now, I’ll turn my focus to the size of the opportunity. I’ll note that we participate in the massive and growing online consumer products market. In the US alone, this totals over $197 billion. The desire for self-expression is primal. We stand at the intersection of technology and self-expression.

CafePress, the original and leading e-commerce customization platform, continues to pioneer its efforts to making more consumer products available to be co-created. Our defensible leadership in the space that we created is driven by the proprietary back-end technology and the huge bodies of crowd-source content we have amass. Within our marketplace have a growing community that has more than 15 million members that demanded over 8.9 million unique products in 2011.

We benefit from a powerful market effect. More members bring us more content, and more content brings us more members. Our expertise and efficient long tail marketing concepts, including social networking, along with our manufacturing inventiveness produces a capital-efficient model with low CapEx requirements.

The growth drivers of our marketplace are simple. More content, more products, and more places to find those products. Last year, CafePress grew revenues at a rate of 37% and introduced 100 new customizable consumer products. We believe the acceleration of new products has driven more repeat (inaudible) by our members and this, along with the increased traffic to our website will deliver our long term growth.

This growth is enhanced by expanding our reach via acquisition and our increasing portfolio of exclusive licensed partnerships, as well as our continued global expansion. Our business model naturally accelerates this global expansion with localized content brought to us by the designers in these communities. This localization, along with an ever-increasing offering of customizable goods, enhances the experience for our customers. While we have posted strong growth and profitability to date, we strongly believe that CafePress is in the very early stages of this market opportunity with miles of runway in front of us.

I hope that this brief overview of our business has been helpful and I’ll turn to the progress we have made during the first quarter. Here are some highlights from Q1. Revenues grew 24% year-over-year to $39.9 million. Adjusted EBIDA was $2.8 million compared to $1.8 million in Q1 of 2011. Orders grew 26% year-over-year to 839,000, and customers grew 26% as well to a total of 700,000.

In addition to those important matrixes, we have also moved forward on the following recent initiatives. We’ve closed our assets on the acquisition of Logosportswear.com shortly after the end of the quarter. This is a very exciting acquisition for us since it expands our audience by exposing us to groups, sports teams, and organizations. We believe we can drive substantial growth and synergy by combining customer acquisition capabilities of CafePress with Logos’ Advanced Groups platforms.

We released new base groups in the marketplace including new drink wear by Kor, pajamas, new plush toys, and new phone cases. We signed a partnership with Paramount Pictures which will bring the new film “The Dictator” to CafePress. We also launched nine Cartoon Network shops, and a new exclusive Rock the Boat shop to capture increased demand for the political season. And, we expanded existing partnerships.

For example, we’ve launched 20 new Warner Brothers properties, added to our National Geographic offering, and many more. We recently moved our headquarters to Louisville, Kentucky. Louisville is the site of our flagship manufacturing facility and we have enjoyed a long and mutually beneficial relationship with the city and state. The announcement includes a commitment by CafePress to meaningfully grow our operation and create new jobs in Kentucky. Our California and North Carolina offices are unaffected by this change.

Looking ahead to the remainder of 2012, you should expect us to grow revenue and profit through the guidance that Monica will share with you shortly, expand the number and variety of base goods that we customize, grow the number of e-commerce partnerships that we power, continue our international expansion efforts, and drive significant value from the properties we have acquired.

Thanks for your attention today. We are thrilled to have completed a successful IPO, and we believe that our strong first quarter results bode extremely well for 2012. We look forward to keeping you updated through regular communications through quarterly calls. We take our responsibilities as a public company very seriously, and we are fully committed to driving shareholder value over the months and years ahead. I’ll now ask Monica to review our financial and guidance. Monica—

Monica Johnson — CafePress Inc. — CFO

Thanks Bob. Since this is our first earnings call, I’d like to give a brief overview of our financial model. Then, I will go through our Q1 financial results and our outlook for 2012.

We are an established company with a track record of both strong top line growth and demonstrated profitability. There are multiple drivers of our revenue growth and our cost structure has a significant variable component that allows us to optimize for growth and profitability. We utilize ROI (inaudible) customer acquisitions with a focus of improving team effort over the long term, and our proprietary innovative technology that allows us to operate at a high level capital efficiency requiring relatively low capital investment.

We’re focused on creating long-term value and will continue to both invest our business while expanding profitability. We achieve these results by balancing our pricing, product mix, and production efficiencies with investments in both new businesses and customer acquisitions. We’re able to do this by using a diverse set of revenue drivers alongside a highly variable expense structure within both cost and revenues, and operating expense.

Sequentially, we’re coming off what is traditionally our largest quarter, as Q4 represented 40% of our 2011 revenue. With our first quarter results we’re off to a good start of the New Year. As Bob mentioned, net revenues were $39.9 million, a 24% year-over-year increase. During the quarter our 700,000 customers generated 839,000 orders at an average order size, or AOS, of $48. Our revenue growth at 24% was driven by customer and order growth, each at 26%. New customer acquisition and expansion of our merchandise selection, particularly with respect to wall art and stationery products were key factors to our growth.

You’ll note that our AOS was slightly lower in Q1 compared to last year, but our margin increased. You should expect our AOS will fluctuate from quarter to quarter as we balance with pricing, product mix, and customer acquisitions with margins.

one, a 1% increase across margins; and that was led by decreasing commissions as our base goods expansion allows us to shift the products and channels to lower average loyalty rates, as well as reductions in both shipping and fixed manufacturing costs. Secondly, a 1.5% improvement in our operating expenses which we carefully manage alongside our cost and net revenues.

So physically within operating expense we had a 60 bases point increase in sales and marketing, that was led by investments and customer acquisitions. Given our profitability for the quarter, we continue to invest in customer acquisitions and effectively drive customers to our site. This includes investments in growth areas such as stationery as well as utilization of (inaudible) sales, or some of our higher margin products. This results in a variable cost per order of just $8.

G&A increased 1.1% points, and that was primarily due to headcount increases and costs associated with becoming a public company. Within technology and development we had a 2.4 percentage point decrease due to the timing of (inaudible) within year, and higher capitalization of site development costs, and as a result of the lower-cost infrastructure after transitioning a portion of our engineering headcount to Kentucky.

And lastly, we had an 80 bases point decrease in depreciation expense. On a gap basis, operating loss improved 2.1% points to 1.9% in revenue. Our cost and net revenues improved to 55.7% of revenue, versus 58.5% in Q1 2011. Operating expenses increased from $3.2 million to $17.7 million, and that was representing a 1-point decrease of a percentage of revenues. And, included in gap operating expenses and accounting for the differences in gap verses the non-gap amounts of the following.

Our stock base compensation increased by 40 bases points from $0.5 million to $0.8 million, primarily as a result of increasing headcount and company valuation. Secondly, depreciation amortization expense decreased by 1.1% points to $2.1 million as we continue to grow revenue at a faster rate than capital requirements and amortization expense increases at the same rate of revenue due to the acquisition of InvitationBox.

In addition, acquisition related costs were flat as a percentage of revenue, increasing from $0.5 million to $0.7 million due to our acquisition of InvitationBox. Our Q1 effective tax rate was 33% compared to 36% year-over-year with a decrease primarily resulting in the impact of lower incentive stock option expense in 2012. We’ve posted a gap net loss of $0.5 million for the quarter, for $0.06 per fully diluted share, compared to a gap net loss of $0.8 million or $0.10 per fully diluted share in Q1 2011.

Our capital expenditures for Q1 2012 were $1.3 million versus $0.5 million in Q1 2011. The increase was primarily due to the timing of capital expenditures within each year. During Q1 this year we achieved free cash flows of which we define as adjusted EBIDA less capital expenditure of $1.5 million. And that compared to $1.4 million Q1 in 2011.

Our IPO closed on April 30, 2012 so our Q1 outstanding shares are fully diluted share count and our cash balances are not impacted by this settlement of the IPO. And, as of March 31 our cash and equivalents totaled $27.7 million, and our fully diluted average shares outstanding were $15.1 million. As a result of the IPO, we have subsequently received net proceeds of $42.6 million and we issued a net amount of 2.5 million additional shares of our common stock. Lastly, we finished the quarter with 543 employees.

We’ll now turn to our outlook on the coming quarter and full year. For Q2 of this year, we expect net revenues to be in the range of $47million to $50 million, adjusted EBIDA ranging from $3.5 million to $4.4 million, a gap net loss of $0.1 million to net income of $0.4 million, gap diluted loss per share of $0.01 to earnings per share of $0.02, and weighted average diluted shares estimated at $17.7 million.

For the full year of 2012, we expect net revenues ranging from $223 million to $237 million, and that represents a year-over-year increase of 27% to 35% growth, adjusted EBIDA of $25 million to $28 million, gap net income of $6.8 million to $8.3 million, gap diluted earnings per share of $0.40 to $0.48, weighted average diluted shares of approximately $17.2 million, and total capital expenditures in the range of $11million to $12 million equal to approximately 5% of sales. With that, we would like to open the call up to any questions from the analysts.

QUESTION AND ANSWER

Operator

(Operator Instructions)

Our first question is from the line of Doug Anmuth with J.P. Morgan. Please go ahead.

Doug Anmuth — JPMorgan — Analyst

Thanks for taking the question. A couple of things, and I apologize if I missed this but, from the average order size. Can you just talk a bit about the drivers there in terms of it being down on a year-over-year basis, and how we should be thinking about this into the back half? And also, the back half revenues that are implied in the full year guidance, is there anything—it was certainly higher than we expected—is there anything else we should be thinking about in terms of incremental benefit there in the back half? And then lastly, just the headquarter move. If you could talk about that—some color there in terms of moving everything toward Louisville? Thanks.

Bob Marino — CafePress Inc. — CEO

Okay Doug, thank you for your questions. I’ll start with the answers and, as always, Monica will help me with some of the data behind them.

So, first with the headquarter move to Kentucky. Really, the newest big event there was an economic incentive package we agreed to with the state, and that’s why we were celebrating a press release with the governor there. Really, it just represents the continued growth we’ve been making over the last two years, establishing Kentucky as our world headquarters. Some of the employees there moved two years ago from California. But, whatever moves we were going to make from California had already been made and California will now be unimpacted going forward.

Concerning AOB. Let’s just remind ourselves what the influences there are. We are balancing customer acquisitions, along with mix. Let me describe fully what I mean there. To fully capitalize on the sales and marketing expense of bringing more visitors to our website, we sometimes discount our products so that we increase the conversion rate and gain those customers early in year, and we found that as our recipe for success in prior years and we are emulating that recipe again this year. That had a downward influence on AOB. But, I think the most important influence this year on AOB was the 100 new products that we launched last year and the additional products we launched in the first quarter. Now, not all of these products are at the same price, but you’ll notice that margins improved so obviously the price point that we set with them is very good.

And lastly, we had a Hunger Games promotion that we did in the first quarter which was all about customer acquisition in that fan base. We allowed them to make a card for themselves and all they had to do was pay for shipping. So AOS on that order was very low and, in fact, that represents one activity of customer acquisition alone represents $1 of the $2 decrease in AOB. So we feel given the repeat rate we’ve already seen with this acquisition technique that it was well worth doing it and expect us to do more things like that with our licensed partners in the future.

In terms of the head start in revenue and what that might mean for future guidance, we’re comfortable with the range that we’ve set, we’re comfortable with the range that we’ve provided for the full year, although at this point it’s still early in the year, but we’re off to a good start.

Doug Anmuth — JPMorgan — Analyst

Anything else you could just add on to that, on Hunger Games in terms of that contribution that you saw?

Bob Marino — CafePress Inc. — CEO

I’ll let Monica take this.

Monica Johnson — CafePress Inc. — CFO

You know, we’ve talked about (inaudible) Hunger Games as a really strong customer acquisition tool for us and so what we saw was it brought tens of thousands of brand new customers to the site, and a lot of it had upsale opportunities as well. So while there was probably somewhat of a decline in terms of AOS from that, it was a lot of brand new customers coming to the app that has never seen CafePress before and then they came to the site as well. We view it as a great partnership with Lionsgate and one that’s certainly brought us new customers.

Bob Marino — CafePress Inc. — CEO

I’ll add that it was a great branding event for us because our brand was exposed on the Facebook page; and for those folks who took advantage of the card, 15% of them also chose to buy something else in the engagement.

Doug Anmuth — JPMorgan — Analyst

Great.

Operator

Thank you. The next question is from the line of [Kevin Gobelman] with Cohen & Company. Please go ahead.

Kevin Gobelman — Cohen & Company — Analyst

Hi. Thanks a lot. I’m sorry if I missed this but I was sort of hoping to get some clarity on the organic growth of the first quarter. Could you tell us what the contribution of InvitationBox was in Q1, and then also could you give us some sense of the contribution for CanvasOnDemand, even though that has—it’s organic already? And also for Q2, what you’re expecting for those two properties and also for Logosportswear, if you could give us some color on that? Thanks.

Monica Johnson — CafePress Inc. — CFO

So what I would say in terms of what we consider as organic, what I would say is our growth rate for the quarter was 24%. If I break that down for InvitationBox, that has added 4 points of growth. So, 20% without InvitationBox and 24% with. We think about CanvasOnDemand, we acquired that about 18 months ago and so that has really integrated to our site both in terms of what we saw on CafePress.com as well as COD. So that’s really faceted into that 20% growth rate.

In terms of what we cited forward for Logosportswear, we’ve got about a 20% growth rate factored in for them year from where they had been, so we had built on top of our initial numbers for the year of about $9.5 million in terms of revenue.

Bob Marino — CafePress Inc. — CEO

I’ll just add a little color to the ibox, that’s what we call it—the InvitationBox acquisition. The 4% that they contributed to our growth was achieved by their acceleration of growth rate in our stationery business which not only occurs on ibox, but also on CafePress.com. And, it’s a further illustration of our acquisition strategy and the synergies that exist with these acquisitions. So we’re seeing an increased growth rate as of the first quarter for our stationery on both properties.

Kevin Gobelman — Cohen & Company — Analyst

Okay. Thank you. That’s very helpful. And then, one sort, of longer term thinking question is can you give us an update on how you’re thinking about international opportunity and whether—just how you’re thinking about new sites in that area?

Bob Marino — CafePress Inc. — CEO

Thank you very much, Kevin. First, on the international opportunity, we have to recognize that the new acquisitions that we have made, these companies are not yet internationalized. And so, the low lying fruit for us that we’re working on right now is to get those products offered in the other properties that we have now launched.

We have launched, to date, multiple properties to start with first the English-speaking world because that’s where most of our content came from; but with the elegance of our business model, the new properties that we’ve opened up now with foreign people and foreign currency, and the content is being localized by our shop keepers. And so, we feel really good about the seeds that we are planting there and the dividends that that will pay later. Did that answer your question Kevin?

Kevin Gobelman — Cohen & Company — Analyst

Yes. Thank you very much.

Operator

(Operator Instructions)

The next question is from the line of Aaron Kessler with Raymond James. Please go ahead.

Aaron Kessler — Raymond James — Analyst

Yes. I have a couple of questions. I’m following up on the previous question. Can you just outline some of your integration efforts going forward in terms of more cost sell activity between the properties? And also, just any change there you are seeing on the competitive front? And finally, any numbers that you’ve built in either for the elections and Olympics this year? Thank you

Bob Marino — CafePress Inc. — CEO

Okay Monica. I think I’ll handle the integration efforts, if you would take care of elections. CafePress.com now is funneling traffic to Logosportswear.com for any group-minded individuals that might already be on CafePress. We’re seeing some significant traction with that traffic that’s being sent over there. And so, the brand is being exposed on CafePress and the traffic is going over there.

We’re also now starting to do that with certain products with InvitationBox, and we also like how that’s going. In terms of the infrastructure integration, that’s progressing very nicely and we have important new products and features from both of these companies that will be rolling out in future quarters. Monica, would you handle the elections?

Monica Johnson — CafePress Inc. — CFO

Yes. The 2012 elections—we mostly talked before about this, I think. Elections is already a big business for us on a larger segment, and so what we’re seeing is sort of the similar about of interest in elections that we see each year. Expectations, just given sort of the excitement around Mitch Romney and the fact that we have an incumbent, which will all impact what we see. So our expectations have been pretty light so far the first half of the year for incremental election revenue, but, you know, we factored in some increase of 1-2% points increase for growth in the second half of the year. And that really starts around Q3 when you have conventions and Q4 when you have the election. Any impact is baked into the second half of the year.

For us, we also ask about the Olympics and for us it’s very much a licensed opportunity, although we certainly have pushed any of the merchandise gear for the specific countries and such. We’ll see into the summer and in particular the European sites.

Bob Marino — CafePress Inc. — CEO

And I’ll just add on the Olympics, we are pleased to see a flow of orders coming from the European market fully ahead of the US that are for the Olympic teams and we expect that to pick up as we enter the Olympics.

Kevin Gobelman — Cohen & Company — Analyst

Thank you.

Operator

Thank you. The next question is from the line of Youssef Squali, with Jefferies & Company. Please go ahead.

Youssef Squali — Jefferies & Company — Analyst

Yes, hi. Thank you very much. A couple of questions please. Bob, you mentioned about Facebook before. I was wondering if maybe you can expand on the relationship there. It seems like that has been doing very well for you. What have you done this quarter that maybe may have accelerated things for you? And second, in terms of just products offering as you look at M&A, can you maybe just help us identify some obvious areas that you are still missing. And then I may have a follow up for Monica. Thanks.

Bob Marino — CafePress Inc. — CEO

Sure. So first on the Facebook question. As you know, it’s important to divide the type of traffic you’re getting paid and free, and so we do participate in paid acquisition on Facebook and use that channel like all other channels to drive a ROI to monitor our performance in that way.

But the really inviting part about our opportunity with Facebook is the fact that what really Facebook represents is the aggregation of the many, many different discussions going on. And that marries quite nicely to the content. This long tail of content has designs that really are at home to any conversations that may be taking place on Facebook. So we make it very, very easy for folks to find and like different designs in our marketplace, and post it on their Facebook page, and speak about it, and that’s why we see it as a viral source of referral traffic for us.

Youssef Squali — Jefferies & Company — Analyst

On that point if you look at Facebook versus say Google and you (inaudible) it down to an ROI, which one is better for you at this point?

Bob Marino — CafePress Inc. — CEO

Well, on a ROI basis, certainly the free marketing that we get with people having an affinity with our marketplace and putting it on their wall, that’s going to be best for our ROI basis. But still, even though Facebook is the fastest growing refer, Google is still a significant share of the traffic that comes to us.

So, I also believe you asked about future M&A and products that we might be after, I’ll say that it’s just not products, it’s also different customers, different forms of getting in front of those customers. With Logosportswear, that’s a good example because it not only brought us different products, higher performance grade year, but it also puts us in front of a new audience with a new path to that audience. Clubs, sports teams, and organizations and even including small businesses. So we’re thrilled by the synergistic benefit that this business brings to us.

And that’s what we look for in any of our future M&A, a synergism that will allow both businesses to come together and produce something greater than the two parts. We also require that these two businesses are growing, at least as good as we are, and profitable, at least as good as we are; and that it comes with a team that’s in place and ready to take it to the next level. After all, if it didn’t, we’d have to ask ourselves why we’re buying it instead of building it.

Youssef Squali — Jefferies & Company — Analyst

Okay. And this lastly, for Monica. I was wondering if you could just maybe—I may have missed this before—if you could talk about customer acquisition costs? Just look at the direct marketing piece of it and how it compared sequentially on a year-over-year basis?

Monica Johnson — CafePress Inc. — CFO

Yes. Sure, so—For this quarter we had an $8 cost quarter and that essentially just lists a variable to things. So that was a slight increase of the year-over-year, which was $7.00 last year, but again, still very favorable. We can continue to market to a number of channels and was still a very favorable rate. As we’ve talked about before, very strong ROI with our search capabilities both on a paid and organic, and we’re doing slash sales and we’ll continue to do that. We’ve got Facebook, we’ve got the shopping engines, et cetera.

We looked at the quarter and felt good about our profitability and continued to acquire customers at an average order cost of $8.

Youssef Squali — Jefferies & Company — Analyst

Very helpful. Thanks a lot.

Bob Marino — CafePress Inc. — CEO

Thank you.

Operator

Thank you. The final question is from the line of Shawn Milne of Janney Capital Markets. Please go ahead.

Shawn Milne — Janney Capital Markets — Analyst

Thank you and thanks for taking my questions. I apologize for us getting on a little bit late but, I don’t know. Monica, did you talk about the AOV at all or maybe talk about any adjustments for “Hunger Games” in the quarter and the impact you’re seeing from that?

Monica Johnson — CafePress Inc. — CFO

Sure. We had talked a little bit about that before. The AOV was at $48 and so the slight decline from $50 we’ve seen about half of that decline was from Hunger Games, and so as we had talked about previously, Hunger Games was a great opportunity for us to bring in tens of thousands of new customers, but is was at a lower average order size. That was about $1 of that. And then the remainder was just basically the pricing and looking at next.

At the end of the day though our gross profit increased by 1% point. We’re always going to look to AOV but we’ll look first to gross margins, and that’s exactly what we did this quarter. Higher gross margins slightly lower AOV as we continue to introduce new products, continue to test pricing, and then this great opportunity we had with “Hunger Games” bringing new customers.

Bob Marino — CafePress Inc. — CEO

I’d just like to add that AOV declining $2 as it did in the recent quarters is not necessarily a bad thing. In fact, it’s a byproduct of our ability to move levers to always arrive at the right solution for our customers so that we have the right priced items for where they’re at in the marketplace without sacrificing margins. And that’s exactly what we did.

Shawn Milne — Janney Capital Markets — Analyst

Thanks. That’s helpful. If you look at the second half, it does look like you’re expecting margins too continue to be strong. Is there something incremental in there that’s partly—obviously there’s operating leverage—but some cotton prices in there? Any more color on that?

Bob Marino — CafePress Inc. — CEO

I’ll hit the cotton part and then let Monica do the broader answer. So you’re absolutely right, Shawn. Cotton pricing is coming down from, I guess, the hundred year high was about one and two thirds year ago, but even at its high what that did was, for example, was on a white t-shirt, raise our costs from $1 to say $1.20. So, much more of the value proposition is in the conversion cost, us putting the decoration on the shirt. And, we sell this short many more times than $2. So, it wasn’t a major impact but a minor impact, but was beneficial.

Monica Johnson — CafePress Inc. — CFO

If you look at our business historically, Shawn, is we tend to—there’s two things that happen. One is we have some benefit of scale, and secondly we are more aggressive on acquiring customers in the first half and we do that specifically to bring them in the second half, particularly the fourth quarter. And so, traditionally we’ve become more profitable as the quarters go. In the second half, in Q4 in particular, scale and we’re being more aggressive in customer acquisition right now.

Shawn Milne — Janney Capital Markets — Analyst

Okay. Thanks. And lastly, and I apologize again if you hit on it, CafePress has been more aggressive for us in the slash sales channel and interestingly we’ve seen the plans for space to come back to that channel and talk a little bit about the targeting capabilities by (inaudible) channel. Any thoughts on what you’re seeing on that specifically on that channel?

Bob Marino — CafePress Inc. — CEO

Sure Shawn. We view this channel as customer acquisition more than sales. However, to participate in customer acquisition on this channel we require two things. First, that we make money on the very first sale down that channel, and that that channel gives us a strong indication that there is a true repeat customer down that channel so that we can guide our ROI to a lifetime value of capsulations. But again, we want to make money on the first sale.

With that, we’ve gone forward and we’ve maintained. We’ve been aggressive, but we’ve maintained that our sales coming from this acquisition channel still are about as strong as they ever have been, not the greater percentage than they had been.

Shawn Milne — Janney Capital Markets — Analyst

Okay. Thank you very much.

Bob Marino — CafePress Inc. —CEO

Thank you.

Operator

Thank you. There are no further questions at this time. I will turn it back over to management for any closing remarks.

Alex Wellins — The Blueshirt Group — IR

Well thank you for joining us on today’s call. We will be presenting on a number of conferences in the coming weeks. We look forward to keeping you updated on our progress at conferences, on non-deal roadshows, and on our quarterly call. Thanks again.

Operator

Ladies and gentlemen, this does conclude the conference call. You may now disconnect, and thank you for your participation.